EXHIBIT 99

Standard Parking Corporation Reports Solid 2009 Results; 2010 Guidance of $1.10 - $1.20 EPS and $20 - $25 Million Free Cash Flow

CHICAGO, March 10, 2010 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced full year 2009 earnings of $0.90 per share, which reflects a $0.12 per share charge attributable to the tentative settlement of two California labor code violation cases and a $0.07 per share charge for costs incurred in connection with the Company's transfer and secondary offering of its former controlling shareholder's shares. The resulting 2009 adjusted EPS of $1.09 represents a 14% increase over 2008's adjusted EPS of $0.96. The 2008 reported EPS of $1.07 included $0.07 attributable to the gain resulting from the Company's receipt of Hurricane Katrina insurance proceeds and $0.04 benefit due to the timing of the RSU grant in the second half of 2008. The Company generated $17.2 million of free cash flow during 2009, in line with the Company's full-year expectation of $15 million to $20 million.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, "Given the severe slowdown in the economy that has challenged businesses across the country, we are pleased with the Company's strong operating results during 2009.  We once again demonstrated our ability to minimize the negative impacts of economic swings on our financial results while continuing to invest in and implement key marketing programs and operating systems that will enhance future performance.

"While we recognized a charge related to our secondary offering during the fourth quarter, we are delighted by the success of the offering and the opportunity it provides to substantially broaden our shareholder base and increase the liquidity of our stock. We no longer are a controlled company and now have a majority of independent directors, which we believe will enhance our ability to focus on strategic plans that support our continuing growth.

"California has long been an attractive market for us and we expect this to continue to be the case. However, one of the manifestations of the country's economic difficulties has been an increasingly litigious regulatory environment that has affected many well-run companies. Given this environment, we decided to seek settlements of these labor code disputes rather than face extended court battles. Despite the financial cost, we believe the right thing to do is to put these matters behind us."

Fourth Quarter Operating Results

Revenue for the fourth quarter of 2009, excluding reimbursed management contract expense, decreased by 2% to $73.0 million from $74.7 million in the year earlier period, due to a 9% reduction in revenue at leased locations, which was partially offset by a 5% increase in revenue at managed locations.

Gross profit in the 2009 fourth quarter declined by 20% to $17.7 million from $22.1 million in the year ago quarter. The largest factor contributing to the decline was $2.3 million attributable to the tentative settlement of the two California labor code cases, representing 11% of the year-over-year decline. The remainder of the decline was due primarily to continued weakness in certain areas of the business that are more sensitive to discretionary spending.

General and administrative expense ("G&A") decreased by 15% to $10.3 million from $12.2 million in the fourth quarter of 2008, primarily as a result of the reduction in 2009 of certain compensation expenses. On a sequential basis, fourth quarter 2009 G&A expense decreased by 9% compared with the third quarter even though $0.6 million was incurred in the 2009 fourth quarter in connection with the secondary stock offering.

Fourth quarter 2009 operating income was $6.1 million, compared with $8.4 million in the 2008 fourth quarter. Without the 2009 fourth quarter expenses attributable to the California labor cases and the secondary stock offering, operating income would have grown 7% as compared with the fourth quarter of 2008. Interest expense for the 2009 fourth quarter was $0.6 million less than the fourth quarter of 2008, primarily due to lower interest rates and the use of free cash flow to pay down debt.

Net income attributable to the Company for the 2009 fourth quarter was $3.3 million, or $0.21 per share, versus $4.4 million, or $0.27 per share, for the same period of 2008. The Company's fourth quarter 2009 earnings per share was impacted by $0.10 due to the California labor settlements and by $0.03 for costs incurred in connection with the secondary stock offering. After adjusting for these items, fourth quarter EPS would have been $0.34, an increase of 26% over the fourth quarter of 2008.

The Company generated $6.3 million of free cash flow during the fourth quarter of 2009, relatively unchanged from the $6.7 million generated in the fourth quarter of 2008. A detailed calculation of free cash flow is provided in the tables following this earnings release.

Recent Developments

The Company has been awarded two three-year contracts with the Metropolitan Washington Airports Authority to manage the operation and maintenance of shuttle bus services at Ronald Reagan Washington National Airport (DCA) and Washington Dulles International Airport (IAD). The Company will operate a fleet of more than 70 buses at two airports, transporting approximately six million passengers and employees annually between terminals, parking lots, garages and, in the case of DCA, the consolidated rental car facility. The Company expects to begin providing services at the airports on April 1, 2010.

The City of Denver, Colorado has chosen Standard Parking to provide parking management services at the Denver Performing Arts Complex, the Cultural Center and the newly constructed Justice Center. Together, these three properties contain over 3,300 parking spaces.

The Company also continues to build and expand its relationship with leading property management and real estate development firms with the award of four new properties by Vornado Realty Trust, Brookfield Properties and CIM Group.

The Company elected not to submit a proposal to retain its management of 47 Chicago locations for a single client after determining that its continued management of those locations under the new terms was not financially viable. Accordingly, the Company ceased its management of those locations in the fourth quarter of 2009.

Full-Year Results

Revenue for the full year 2009, excluding reimbursed management contract expense, decreased by 2% to $293.8 million from $300.1 million in 2008, driven by lower leased location revenue that was partially offset by increased revenue at managed locations.

Gross profit for 2009 decreased by 13% to $78.8 million from $90.8 million in 2008. Four percentage points of the year-over-year decline was due to the tentative settlement of the California labor cases as well as other 2009 legal-related items. Another five percentage points of the decline was due to the Company's having benefitted in 2008 from the receipt of Hurricane Katrina settlement proceeds, changes in insurance loss reserve estimates relating to prior years, a 2008 insurance dividend, and a gain from the sale of certain assets in 2008.  The remaining four percentage points of the gross profit decline is largely attributable to the continuing negative impact of the sluggish economy and its affect on areas of the business that remain more sensitive to discretionary spending.

General and administrative expense in 2009 decreased 6% to $44.7 million from $47.6 million a year earlier. Steps taken to reduce certain compensation expenses were partially offset by expenses related to: (1) the transfer of shares by the Company's former majority shareholder and subsequent secondary offering of those shares; (2) certain other legal-related expenses in 2009; and (3) six additional months of costs related to the July 2008 restricted stock unit grant to senior management. Adjusting for these three items, G&A expense for 2009 would have decreased by 14% compared with 2008.

As a result of the foregoing, operating income for 2009 decreased by 24% to $28.2 million from $37.1 million in 2008. Operating income would have increased by 10% compared with 2008 after adjusting for the above-mentioned insurance and legal items, the impact of the timing of the RSU grant, the gain on the sale of certain contract rights and the costs attributable to the former majority shareholder's transfer of his stake in the Company and subsequent secondary stock offering.

Net income attributable to the Company in 2009 decreased by 26% to $14.1 million as compared with $19.0 million in 2008. On a per share basis, the year-over-year decrease was 16% because of fewer shares outstanding due to share repurchases by the Company. Reported 2009 earnings per share of $0.90 reflects the $0.12 per share impact of the California labor settlements and $0.07 per share due to the cost incurred in connection with the former majority shareholder's transfer of its stake in the Company and the subsequent secondary offering of those shares. The Company's EPS guidance range of $1.05 - $1.11 excluded all costs associated with the controlling shareholder's transfer of shares and subsequent secondary stock offering. Adjusting the 2009 results for those same items, as well as for the $0.12 attributable to the California labor settlements, the Company would have generated EPS of $1.09, within its previously disclosed guidance range.

The Company generated $17.2 million of free cash flow during 2009, in line with its $15 to $20 million previous guidance.

2010 Outlook

The Company believes that the geographic and vertical market diversity of its contract portfolio, as well as its predominately fixed-fee management contract structure, positions it for continued growth in 2010. The Company also continues to be optimistic about the opportunities resulting from its recent Gameday and Click and Parksm acquisition. The Company will continue its disciplined approach to evaluating opportunities for strategic acquisitions.

2010 earnings per share is expected to be in the range of $1.10 to $1.20, an increase of up to 33% on reported 2009 earnings per share of $0.90 and 10% on adjusted earnings per share of $1.09 (adjusted by $0.12 for the California settlements and $0.07 for the activities relating to the transfer of shares from Company's former shareholder and the subsequent sale of those shares in a secondary offering).

This guidance assumes approximately 15.7 million diluted shares remain outstanding and the restoration of certain compensation-related expenses that were eliminated in 2009. The guidance does not include the impact of any acquisitions that might be completed in 2010.

Due to continuing limitations on the use in any single year of operating loss carryforwards, the anticipated growth in pre-tax income is expected to result in a 2010 cash tax rate in the range of 25% - 30% as compared with 13% in 2009. As a result, cash taxes are expected to increase by approximately $5 million to $6 million, which will reduce free cash flow. Nevertheless, 2010 free cash flow is expected to increase to between $20 million and $25 million, from $17.2 million in 2009.

Conference Call

The Company's earnings conference call will be held at 10:00 am (CT) on Thursday, March 11, 2010, and will be available live and in replay to all analysts/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company, with approximately 12,000 employees, manages approximately 2,100 facilities, containing over one million parking spaces in approximately 335 cities across the United States and four Canadian provinces, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this press release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of March 10, 2010. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: recent turmoil in the credit markets and financial services industry; changes in general economic and business conditions or demographic trends; the financial difficulties or bankruptcy of our major clients, including the impact on our ability to collect receivables; availability, terms and deployment of capital; the loss, or renewal on less favorable terms, of management contracts and leases; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; seasonal trends, especially in the first quarter of the year; the impact of public and private regulations; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its quarterly reports on Form 10-Q and its current reports on Form 8-K.

STANDARD PARKING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)
	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$8,256	$8,301
Notes and accounts receivable, net	44,490	45,198
Prepaid expenses and supplies	5,401	2,496
Deferred taxes	3,457	3,253
Total current assets	61,604	59,248
Leasehold improvements, equipment and construction in progress, net	17,175	17,542
Other assets:
Advances and deposits	4,904	4,433
Long-term receivables, net	10,325	6,680
Intangible and other assets, net	6,765	6,916
Cost of contracts, net	12,879	10,872
Goodwill	126,853	123,550
	161,726	152,451
Total assets	$240,505	$229,241
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$48,502	$46,446
Accrued rent	3,905	4,279
Compensation and payroll withholdings	5,710	9,331
Property, payroll and other taxes	3,038	2,891
Accrued insurance	7,185	6,840
Accrued expenses	13,318	8,016
Current portion of obligations under senior credit facility and other	128	120
Current portion of capital lease obligations	534	948
Total current liabilities	82,320	78,871
Deferred taxes	8,151	3,305
Long-term borrowings, excluding current portion:
Obligations under senior credit facility	109,850	120,600
Capital lease obligations	1,522	2,091
Other	1,177	1,305
	112,549	123,996
Other long-term liabilities	22,808	22,052
Stockholders' equity:
Common stock, par value $.001 per share; 21,300,000 shares authorized; 15,385,428 and 16,110,781 shares issued and outstanding as of December 31, 2009, and 2008, respectively	15	16
Additional paid-in capital	91,793	103,541
Accumulated other comprehensive income	313	85
Treasury stock, at cost, 627,423 shares as of December 31, 2008	--	(11,161)
Accumulated deficit	(77,372)	(91,464)
Total Standard Parking Corporation Stockholder's equity	14,749	1,017
Noncontrolling interest	(72)	(59)
Total equity	14,677	958
Total liabilities and stockholders' equity	$240,505	$229,241
STANDARD PARKING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data)
	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Parking services revenue:
Lease contracts	$34,478	$37,980	$140,441	$154,311
Management contracts	38,512	36,675	153,382	145,828
	72,990	74,655	293,823	300,139
Reimbursed management contract expense	104,038	99,934	401,671	400,621
Total revenue	177,028	174,589	695,494	700,760

Costs and expenses:
Cost of parking services:
Lease contracts	32,117	34,948	130,897	140,058
Management contracts	23,142	17,567	84,167	69,285
	55,259	52,515	215,064	209,343
Reimbursed management contract expense	104,038	99,934	401,671	400,621
Total cost of parking services	159,297	152,449	616,735	609,964

Gross profit:
Lease contracts	2,361	3,032	9,544	14,253
Management contracts	15,370	19,108	69,215	76,543
Total gross profit	17,731	22,140	78,759	90,796

General and administrative expenses	10,331	12,162	44,707	47,619
Depreciation and amortization	1,346	1,570	5,828	6,059
Total costs and expenses	170,974	166,181	667,270	663,642

Operating income	6,054	8,408	28,224	37,118
Other expenses (income):
Interest expense	1,502	2,095	6,012	6,476
Interest income	(52)	16	(268)	(173)
	1,450	2,111	5,744	6,303
Income before income taxes	4,604	6,297	22,480	30,815
Income tax expense	1,345	1,888	8,265	11,622
Net income	3,259	4,409	14,215	19,193

Less: Net income attributable to non-controlling interest	(21)	27	123	148
Net income attributable to Standard Parking Corporation	$3,280	$4,382	$14,092	$19,045
Common Stock Data:
Net income per common share:
Basic	$0.21	$0.27	$0.92	$1.10
Diluted	$0.21	$0.27	$0.90	$1.07
Weighted average common shares outstanding:
Basic	15,346,452	16,041,375	15,292,412	17,325,235
Diluted	15,755,494	16,430,630	15,683,525	17,731,473
STANDARD PARKING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except for share and per share data)
	Year Ended December 31,
	2009	2008
Operating activities
Net income	$14,215	$19,193
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	5,460	5,475
Loss (gain) on sale of assets	332	525
Amortization of debt issuance costs	640	449
Non-cash stock‑based compensation	2,292	1,509
Write off of debt issuance costs	--	13
(Reversal) provision for losses on accounts receivable	(864)	250
Excess tax benefit related to stock option exercises	(535)	(878)
Deferred income taxes	4,642	7,644
Changes in operating assets and liabilities:
Notes and accounts receivable	(620)	(4,568)
Prepaid assets	(2,244)	386
Other assets	(1,798)	(3,020)
Accounts payable	2,028	3,505
Accrued liabilities	(1,787)	(928)
Net cash provided by operating activities	21,761	29,555
Investing activities
Purchase of leasehold improvements and equipment	(3,486)	(6,303)
Proceeds from the sale of assets	58	264
Acquisitions	(2,450)	(6,318)
Cost of contracts purchased	(934)	(566)
Contingent purchase payments	(268)	(64)
Net cash used in investing activities	(7,080)	(12,987)
Financing activities
Proceeds from exercise of stock options	415	722
Repurchase of common stock	(3,885)	(60,024)
(Payments on) proceeds from senior credit facility	(10,750)	46,450
Payments on long-term borrowings	(120)	(139)
Distribution to noncontrolling interest	(136)	(226)
Payments of debt issuance costs	(30)	(2,352)
Payments on capital leases	(983)	(1,550)
Tax benefit related to stock option exercise	535	878
Net cash used in financing activities	(14,954)	(16,241)
Effect of exchange rate changes on cash and cash equivalents	228	(492)
(Decrease) in cash and cash equivalents	(45)	(165)
Cash and cash equivalents at beginning of year	8,301	8,466
Cash and cash equivalents at end of year	$8,256	$8,301
Cash paid for:
Interest	$5,951	$8,686
Income taxes	2,938	2,564

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. Due to the adoption, effective January 1, 2009, of Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation (formerly FAS 160), the calculation of Free Cash Flow has been modified to deduct for the distribution to noncontrolling interest, which was previously reported as part of net cash from operating activities.

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Operating income	$6,054	$8,408	$28,224	$37,118
Depreciation and amortization expense	1,346	1,570	5,828	6,059
Non-cash compensation	538	524	2,292	1,509
Income tax paid	(489)	(172)	(2,938)	(2,564)
Income attributable to noncontrolling interest	21	(27)	(123)	(148)
Change in assets and liabilities	915	970	(5,509)	(6,803)

Net purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(686)	(2,884)	(4,630)	(6,669)
Operating cash flow	$7,699	$8,389	$23,144	$28,502
Cash interest paid (before payment of debt issuance)	(1,435)	(1,723)	(5,921)	(6,334)
Free cash flow (1)	$6,264	$6,666	$17,223	$22,168
Decrease in cash and cash equivalents	385	3,050	45	165
Free cash flow, net of change in cash	$6,649	$9,716	$17,268	$22,333

Sources (Uses) of cash:
(Payments) Proceeds from senior credit facility	($7,150)	$14,000	($10,750)	$46,450
(Payments) on other borrowings	(238)	(346)	(1,103)	(1,689)
(Payments) of debt issuance costs	--	(3)	(30)	(2,352)
Proceeds from exercise of stock options	290	--	415	722
Tax benefit related to stock option exercises	399	--	535	878
(Repurchase) of common stock	--	(22,512)	(3,885)	(60,024)
(Payments) on acquisitions	50	(855)	(2,450)	(6,318)
Total (uses) of cash	($6,649)	($9,716)	($17,268)	($22,333)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Twelve Months Ended December 31, 2009	Nine Months Ended September 30, 2009	Three Months Ended December 31, 2009
Net cash provided by operating activities	$21,761	$14,779	$6,982
Net cash (used in) investing activities	(7,080)	(6,444)	(636)
Acquisitions	2,450	2,500	(50)
Distribution to noncontrolling interest	(136)	(148)	12
Effect of exchange rate changes on cash and cash equivalents	228	272	(44)
Free cash flow	$17,223	$10,959	$6,264
	Twelve Months Ended December 31, 2008	Nine Months Ended September 30, 2008	Three Months Ended December 31, 2008
Net cash provided by operating activities	$29,555	$19,653	$9,902
Net cash (used in) investing activities	(12,987)	(9,248)	(3,739)
Acquisitions	6,318	5,463	855
Distribution to noncontrolling interest	(226)	(207)	(19)
Effect of exchange rate changes on cash and cash equivalents	(492)	(159)	(333)
Free cash flow	$22,168	$15,502	$6,666
STANDARD PARKING CORPORATION
LOCATION COUNT

	December 31, 2008	December 31, 2009
Managed facilities	1,986	1,921
Leased facilities	229	208
Total facilities	2,215	2,129
CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and Chief
           Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com